UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 7, 2018

IMMUNOMEDICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-12104	61-1009366
(State or other jurisdiction of incorporation)	(Commission File Number	(IRS Employer Identification No.)

300 The American Road Morris Plains, New Jersey	07950
(Address of Principal Executive Offices)	(Zip Code)

(973) 605-8200

Registrant’s telephone number, including area code

(Former name or former address if changed since last report,)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01                                           Entry into a Material Definitive Agreement.

On January 7, 2018, Immunomedics, Inc. (the “Company”), entered into a funding agreement (the “Funding Agreement”) with RPI Finance Trust, a Delaware statutory trust (“RPI”). Pursuant to the Funding Agreement, the Company issued to RPI the right to receive certain royalty amounts, subject to certain reductions, based on the net sales of the antibody-drug conjugate IMMU-132 (sacituzumab govitecan) (the “Products”), for each calendar quarter during the term of the Funding Agreement (“Revenue Participation Right”), in exchange for $175,000,000 in cash (the “Purchase Price”). Specifically, the royalty rate commences at 4.15 percent on net annual sales of up to $2 billion, declining step-wise based on sales tiers to 1.75 percent on net global annual sales exceeding $6 billion.

In addition, after the seventh anniversary of the First Commercial Sale (as defined in the Funding Agreement) in the United States and following a change of control of the Company, the Company shall have the option (“Call Option”) to repurchase fifty percent (50%) of the Revenue Participation Right from RPI, at the net present value (calculated using a 5% discount rate) of the projected  royalty payments based upon the then projected sales of the Product.

On December 23, 2017 the Company disclosed to the U.S. government that certain subject inventions (as defined in 37 C.F.R. Section 401.14(a)(2)) relating to the Product were made under National Institutes of Health or any successor agency thereto (“NIH”) grant numbers CA072324, CA114802 and CA171388 and that the Company was electing to retain title in such subject inventions.  Pursuant to the Funding Agreement, in the event the NIH issues a formal written request to the Company to convey title to NIH to any patent right set forth in the Funding Agreement, RPI shall have the right to terminate the Funding Agreement and, if RPI exercises such right, the Company shall refund the Purchase Price to RPI. If NIH has not issued such formal written request to the Company prior to May 7, 2018, the Company shall have the right to demand RPI irrevocably (i) waive its right to terminate the Funding Agreement or (ii) terminate the Funding Agreement and, if RPI exercises such right to terminate, the Company shall refund the Purchase Price to RPI; however, such termination and refund of the Purchase Price shall have no impact on the proceeds received by the Company in the Financing (as defined below).

On January 7, 2018, in connection with the Funding Agreement, the Company entered into a common stock purchase agreement (the “Purchase Agreement”) with RPI, pursuant to which the Company, in a private placement, agreed to issue and sell to RPI 4,373,178 shares (the “Shares”) of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”), at a price of $17.15 per share for gross proceeds to the Company of $75,000,000 before deducting fees and expenses (the “Financing”).

The Shares were offered and will be issued and sold in reliance upon the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), set forth under Section 4(a)(2) of the Securities Act relating to sales by an issuer not involving any public offering and in reliance on similar exemptions under applicable state laws. RPI represented that it is an accredited investor and that it is acquiring the Shares for investment purposes only and not with a view to any resale, distribution or other disposition of such securities in violation of the United States federal securities laws. Neither this Current Report on Form 8-K, nor the exhibits attached hereto is an offer to sell or the solicitation of an offer to buy the securities described herein.

The Company expects to use the proceeds from the Purchase Price and Financing towards working capital and general corporate purposes, including the continued development and commercialization of its lead product candidate, IMMU-132.

The foregoing descriptions of the Funding Agreement and the Purchase Agreement do not purport to be complete and are qualified in their entirety by reference to the complete text of Funding Agreement and the Purchase Agreement, which will be filed as exhibits to the Company’s next quarterly report on Form 10-Q.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference in response to this Item 3.02.

Item 9.01                                           Financial Statements and Exhibits.

(d)                                 The following exhibits are being filed herewith:

Exhibit No.	Exhibit
99.1	Immumonedics, Inc. Press Release, dated January 8, 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMMUNOMEDICS, INC.

Date: January 8, 2018	By:	/s/ Michael R. Garone
Name: Michael R. Garone
Title: Vice President, Finance and Chief Financial Officer